AMEX "REX"
TSX Exchange "VIR"
ViRexx Medical Corp.                 For Immediate Release

    VIREXX ACKNOWLEDGES CONTRIBUTION OF FORMER EXECUTIVE

EDMONTON, ALBERTA - December 30, 2005 - ViRexx Medical Corp. (TSX:VIR, AMEX:REX) a company focused on immunotherapy treatments for certain cancers, chronic hepatitis B & C and embolotherapy treatments for tumors, today announced the contribution of Dr. Ragupathy Madiyalakan a former employee of AltaRex Medical Corp., a subsidiary of ViRexx Medical Corp.

On the occasion of the 10th anniversary of the founding of AltaRex, ViRexx on behalf of AltaRex, would like to acknowledge the contribution made by Dr. Ragupathy Madiyalakan, one of the founding executives of AltaRex, to the development of AltaRex's antibody directed immunotherapy program, which led to the discovery of OvaRex, Brevarex and Prostarex. Antibody directed immunotherapy continues to be a useful treatment approach as shown by the wide acceptance of new therapies such as Herceptin, Erbitux and others. These successes have provided an impetus for the development of novel platforms, such as ViRexx's proprietary ChimigenT technology, for the treatment of chronic diseases. Dr.
Madiyalakan is one of the named inventors in four of AltaRex's US issued patents and six of AltaRex's pending US patent applications.

About ViRexx Medical Corp.
ViRexx is an Edmonton, Alberta based biotechnology company focused on the development of novel therapeutic products for the treatment of certain cancers and specified chronic viral infections. ViRexx's most advanced programs include drug candidates for the treatment of ovarian cancer, chronic hepatitis B and C and solid tumors.

ViRexx's lead product candidate, OvaRexr MAb, a therapy for the treatment of late-stage ovarian cancer, is currently the subject of two Phase III clinical trials being funded by ViRexx's licensing partner Unither Pharmaceuticals, Inc., a subsidiary of United Therapeutics Corporation. For additional information about ViRexx, please see www.virexx.com.

 THE TSX HAS NOT APPROVED OR DISAPPROVED OF THE INFORMATION
                      CONTAINED HEREIN

This news release contains certain forward-looking statements that reflect the current views and/or expectations of the Company with respect to its performance, business and future events. Such statements are subject to a number of risks, uncertainties and assumptions. Actual results and events may vary significantly.





For more information, please contact:
Lorne Tyrrell                   Chris Marcus
Chief Executive Officer         Investor Relations
ViRexx Medical Corp.            Fyre Marketing
Tel: (780) 433-4411             Tel: (512) 542-9916
Fax: (780) 436-0068             Chris@FyreInvestor.com
ltyrrell@virexx.com